                                                                    EXHIBIT 20.1

Creation Date Wed May 8, 1996 04:34 PM                                    Page 1

CHASE MANHATTAN GRANTOR TRUST 1995-A


From: Chase Manhattan Bank, N.A.


To:   Norwest Bank Minnesota, N.A.



                       MONTHLY CERTIFICATEHOLDER'S REPORT

                       ----------------------------------

Due Period 8 Beginning Date                      04/01/1996
Due Period 8 End Date                            04/30/1996
Determination Date                               05/10/1996
Remittance Date                                  05/15/1996



I.    Monthly Principal and Principal Carryover Shortfall to Certificateholders


      (Per $1000 of Original Principal Amount)                  $ 34.4230438565


II.   Monthly Interest and Unpaid Interest to Certificateholders


      (Per $1000 of Original Principal Amount)                   $ 3.8427183057


III.  Monthly Expenses Summary


      A. Servicing Fee Disbursement                              $   960,897.11
      B. Cash Collateral Account Expense                         $         0.00
      C. Total Expenses paid
         (per $1000 of Original Principal Amount)                $ 0.6404530498

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                                                                          Page 2


IV.   Cash Collateral Account Deposit Amount             $ 0.00


V.    Outstanding Advance Summary


      A. From Prior Period                                       $ 3,614,462.78
      B. From Current Period                                     $ 3,549,625.04
      C. Change in Amount Between Periods (Lines B - A)            $ -64,837.74


VI.   Pool Factor Information


      A. Certificate Principal Balance                       $ 1,101,430,275.97
      B. Initial Certificate Balance                         $ 1,500,339,658.38
      C. Pool Factor (Lines A / B)                               0.734120617167


VII.  Available Cash Collateral Account Information for Due Period


      A. Available Cash Collateral Amount                       $ 57,653,826.69
      B. Available Cash Collateral Amount Percentage            4.999999999870%


VIII. Required Cash Collateral Amount


      A. For the Current Collection Period                      $ 57,653,826.69
      B. For the Next Collection Period                         $ 55,071,513.80